Exhibit 99.2
REHABCARE CONFERENCE CALL SCRIPT
March 4, 2009

INTRODUCTION BY CONFERENCE OPERATOR
INTRODUCTION OF MANAGEMENT BY FD

This conference call contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the Company’s current expectations and could be affected by numerous factors, risks and uncertainties discussed in the Company’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. Do not rely on forward looking statements as the Company cannot predict or control many of the factors that ultimately may affect the Company’s ability to achieve the results estimated.  The Company makes no promise to update any forward looking statements whether as a result of changes in underlying factors, new information, future events or otherwise.

JOHN SHORT
INTRODUCTION AND WELCOME
Good morning and thank you for joining us today.  I’m John Short, President and CEO of the Company.  With me are Jay Shreiner, Chief Financial Officer, and the members of my executive management team, all of whom will be available to answer your questions at the conclusion of our remarks.

As you might remember, 2007 was a year in which we were focused on integrating the Symphony acquisition and raising our profitability.  In 2008, we shifted our focus to returning to growth in each of our business units, while continuing to improve operating earnings.  I’m pleased to report we accomplished that objective.

Our three core operating divisions achieved topline growth over 2007, driven by higher same store revenue and the opening of three new hospitals in our Hospital division.  During 2008, our Contract Therapy (CT) and Hospital Rehabilitation Services (HRS) divisions posted solid margins and their consistent performance helped deliver a gain of 32 cents in consolidated diluted earnings per share over the prior year.  This represents a 43.8% increase over fiscal year 2007.  Excluding charges in both periods, the increase was 26.7%.

Permanent resolution of the 60% Rule also cleared the landscape for increased patient volume in our inpatient rehabilitation facilities (IRFs) and IRF unit growth in our HRS division.

For our Hospital division, it was a year spent reevaluating our growth strategy, centralizing our business functions, ramping up census development efforts and securing the right leadership.  Our fourth quarter results indicate that we are moving in the right direction.

Healthy cash flow and continued reduction of debt in 2008 also has given us an enviable liquidity position in a difficult credit environment.  Our financial strength will be key to continuing our growth strategy and reinvesting in our business in 2009.

Now let me discuss some of the highlights from the quarter as they pertain to our core operating divisions and share with you our helpful hints for 2009.

Operating revenues in our Contract Therapy division in the fourth quarter improved by 11.4% over the prior year quarter to 110.7 million dollars, a result of a 13.8% same store revenue increase.  The division had a net gain of four units over 2007, signing 37 new client locations in the fourth quarter.  At the end of the quarter, the number of signed but unopened contracts stood at 20.

We expect continued topline revenue growth in CT in 2009, with 4 to 6% year-over-year same store growth.  We believe the division will experience stable to modest unit growth for the year.  New business will be offset by lost contracts due to client ownership changes and consolidation in response to the current economic climate.

Year-over-year operating earnings margins increased by 3.1 percentage points to 7.1% in the fourth quarter, above our targeted range of 5.5 to 6.5%.  The fourth quarter was favorably impacted by a 3.4% market basket increase for skilled nursing facilities (SNFs), which we were able to pass on, to some degree, to approximately half of our clients.  For planning purposes, we are assuming no market basket increase in the fourth quarter of this year.  We are maintaining our targeted range for CT operating earnings margin in 2009.

Fourth quarter operating revenues in our Hospital Rehabilitation Services division increased 12.6% over the fourth quarter of 2007 to 43.7 million dollars.  Fueling this was a 4.7% year-over-year increase in acute same store discharges.  For 2009, we expect growth in same store discharges to remain in the 3 to 5% range.

In 2008, the HRS division experienced its first year of unit growth in three years, improving its performance in both unit openings and closings.  At December 31, 2008 we operated 157 programs, compared to 154 at the end of 2007.  During the year, IRF contracts increased from 107 to 113.  In the fourth quarter, we signed five new IRF contracts and had seven openings.  For 2008, we opened 16 IRFs compared to seven in 2007 and experienced 10 closures (five of which ceased operation) compared to 15 in 2007.  The number of signed but unopened IRF contracts at year end stood at three, all of which are expected to open in 2009.  The division expects a continued modest net increase in units in 2009.

HRS operating earnings margin in the fourth quarter was 13.3%, down from 15.5% in the fourth quarter of 2007.  The fourth quarter of 2008 included a 1.2 million dollar pretax charge resulting from a bad debt write-down related to an outpatient transaction.  Excluding this charge, the division would have reported a 16.2% operating earnings margin in the fourth quarter.  Our outlook for operating earnings margin during 2009 is between 14 and 16%.

Revenue in our Hospital division in the fourth quarter increased 27.5% over the same period last year to 30.3 million dollars, reflecting a 3.2% same store revenue increase and the opening of three new hospitals during the year.  At the end of 2008, we were operating a total of 11 hospitals, six IRFs and five long-term acute care hospitals (LTACHs).

In April 2008, we opened Northland LTAC Hospital, a 35-bed facility in North Kansas City, which completed its Medicare demonstration period on December 1.  On June 1, we completed our joint venture with Floyd Healthcare Resources, which gave us 80 percent ownership of The Specialty Hospital, a 24-bed LTACH in Rome, Georgia.  We are now in the process of developing a 45-bed replacement hospital in Rome, which is scheduled for completion in the second quarter of 2010.

St. Luke’s Rehabilitation Hospital, our new 35-bed IRF, admitted its first patient on November 4, 2008.  The hospital is a joint venture with St. Luke’s Hospital in St. Louis, Missouri.

Also contributing to revenue in 2008 was Central Texas Rehabilitation Hospital, which we opened in late 2007 with our partner, The Seton Family of Hospitals in Austin, Texas.  Together, we have begun an expansion and relocation of this hospital, which we expect to complete in the third quarter of next year.

In 2008, we reevaluated the risks and opportunities associated with our growth strategy for this division and determined that it was in our best interest to exit three scheduled projects in the fourth quarter.  They included our planned joint ventures in Kokomo, Indiana and Reading, Pennsylvania and our acquisition of the Rehabilitation Hospital of Rhode Island.  These decisions were a necessary part of a refined strategy for the future of our Hospital division.

We are on track to open Greater Peoria Specialty Hospital, a 50-bed LTACH we are developing in Peoria, Illinois with Methodist Medical Center, early in the third quarter of this year.

The 700,000 dollar improvement in operating earnings we experienced over the third quarter, which was impacted by the hurricanes, includes the negative impact of a 1.5 million dollar charge related to the cancellation of our planned project in Kokomo and acquisition in Rhode Island.

Looking at 2009, we expect sequential improvement in operating earnings performance with total year operating losses reduced by 3 to 4 million dollars compared to the total year 2008.  For full year 2009, we expect revenue of between 140 and 150 million dollars, driven by strong growth in mature and de novo hospitals.  We are assuming no market basket increase for LTACHs or IRFs for fiscal year 2010. Including announced expansion projects, we expect breakeven operating earnings in 2010.

Turning to an update on the regulatory/legislative landscape, 2008 brought relief to our CT programs with the extension of the Medicare Part B therapy caps exception process and physician fee schedule.  However, both of these provisions are scheduled to expire on December 31, 2009.  So, while we enjoy a favorable regulatory landscape in the near term, we continue to be focused on securing a permanent solution to both of these issues.  We believe Congress will take action later this year in the form of Medicare or healthcare reform legislation.

While the economic stimulus plan contained very little on Medicare payment issues, we support the investments in health information technology and comparative-effectiveness research.  We also will be assessing the impact of the 2010 healthcare budget proposal from the Obama Administration, released on February 26.  While details of the plan are pending, the section covering bundled payments to post-acute providers will likely create much discussion.  A bundled or episodic payment could result in significant cost savings and improved patient outcomes, especially if it produces more streamlined regulation.  For example, the need for some controls would become unnecessary, such as the 60% Rule for IRFs, the 25-day LTACH length-of-stay rule and the three-day hospital admission criteria for SNFs.  Given that acute care hospitals and SNFs are our clients and joint venture partners, we believe we are more favorably positioned to adapt to a bundled payment system, should it become a reality over the next several years.  We will continue to measure the impact on our business as details are made available.

I’ll now turn the call over to Jay Shreiner, who will review our consolidated financial results for the quarter and provide our outlook for 2009.

JAY SHREINER
Thank you, John.

Consolidated Results
Consolidated net revenues for the fourth quarter of 2008 were 194.2 million dollars, compared to 171.8 million dollars in the fourth quarter of 2007, a 13.1 percent increase.

Consolidated net earnings were 5.7 million dollars, or 32 cents per diluted share, in the fourth quarter of 2008, compared to 5.1 million dollars, or 29 cents per diluted share, in the fourth quarter of 2007.

For full year 2009, we anticipate strong consolidated revenue and net earnings growth.  Quarterly results will be impacted to a lesser extent by hospital start-up and ramp-up losses than in 2008.  However, consistent with 2008, operating results in the first quarter will be impacted by the resumption of normalized run rate costs, such as self-insurance and employee benefit programs, and fewer calendar days.

Balance Sheet
For the 12-month period ending December 31, 2008, we generated cash from operations of 48.7 million dollars. We spent 18.5 million dollars for capital expenditures, including 13.6 million dollars in our Hospital division, primarily on developing joint ventures. The remaining 4.9 million dollars of capital expenditures was principally related to information systems.

Days sales outstanding in accounts receivable decreased to 66.0 days at the end of the fourth quarter 2008, compared to 71.8 days at the end of the fourth quarter 2007, and 70.1 days at the end of the third quarter of 2008.

At December 31, 2008, we had approximately 27.4 million dollars in cash and cash equivalents compared to 10.3 million dollars at December 31, 2007.  We built cash balances during the quarter in light of the challenging credit environment.

Total debt outstanding at the end of the year was 57 million dollars compared with 74.5 million dollars at the end of 2007.  Net debt (or outstanding debt less cash and cash equivalents) stood at 29.6 million dollars at the end of 2008 compared to 64.2 million dollars at December 31, 2007.

The effective tax rate for 2008 was 38.1%.  The effective tax rate for 2009 is projected to approximate 39%, after consideration of minority interests and equity income.

During 2009, we expect continued strong operating cash flow, with days sales outstanding of approximately 70 days.

We expect capital expenditures of approximately 14 million dollars, of which approximately 5.5 million dollars relates to hospital strategic and maintenance capital, with the remainder primarily related to information systems.

Now I will turn the call back over to John.

JOHN SHORT
Thank you, Jay.

Closing Remarks

With sound results in our mature businesses, improving performance in our Hospital division and a healthy balance sheet, we are primed for continued growth and some exciting new initiatives in 2009.

One of those initiatives is our IT roadmap.  As technology takes a central role in emerging healthcare reform efforts, we continue to position ourselves at the forefront of technology in post-acute care.  In 2009, we will roll out the next generation in point-of-care technology in our CT and HRS divisions.  This technology will replace the current handheld devices used by our therapists to track patient care data.  We also will be implementing an upgraded, web-based application for our therapy management system that will offer important new functionalities, such as integrated labor management and an online patient scheduler.

The successes we enjoyed in 2008 are a testament to the skill and dedication of our greatest asset — our people.  I want to thank them for their daily commitment to building value in the RehabCare brand and to delivering the highest quality services that help people regain their lives.

I closed our fourth quarter 2007 conference call with the following: if you liked us in 2007, you will love us in 2008.  Well, stay tuned in 2009, because we’re just getting warmed up.  Thanks to each of you for your continued support.

With that, I would like to have our operator open the call for questions.

To be read following Questions and Answers –
As a reminder, this conference call is being webcast live on our web site, www.rehabcare.com and will be available for replay beginning at 1 PM Eastern time today.

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